                                                                      EXHIBIT 12


                        Morgan Stanley Dean Witter & Co.
                       Ratio of Earnings to Fixed Charges
      and Ratio of Earnings to Fixed Charges and Preferred Stock Dividends
                              (dollars in millions)


                                                     Three Months Ended                         Fiscal Year
                                                  ----------------------------  -----------------------------------------------

                                                  February 28, February 28,
                                                     2002        2001            2001      2000      1999      1998      1997
                                                   -------      -------         -------   -------   -------   -------   -------

Ratio of Earnings to Fixed Charges

  Earnings:
       Income before income taxes (1)              $ 1,347      $ 1,700         $ 5,734   $ 8,554   $ 7,756   $ 5,405   $ 4,274
       Add:  Fixed charges, net                      2,980        6,219          20,891    18,306    12,598    13,544    10,898
                                                   -------      -------         -------   -------   -------   -------   -------
           Income before income taxes and
               fixed charges, net                  $ 4,327      $ 7,919         $26,625   $26,860   $20,354   $18,949   $15,172
                                                   =======      =======         =======   =======   =======   =======   =======

  Fixed Charges:
       Total interest expense                      $ 2,936      $ 6,175         $20,755   $18,155   $12,487   $13,444   $10,806
       Interest factor in rents                         44           47             162       154       111       100        92
       Dividends on preferred securities
           issued by subsidiaries                       22            7              50        28        28        20        --
                                                   -------      -------         -------   -------   -------   -------   -------
             Total fixed charges                   $ 3,002      $ 6,229         $20,967   $18,337   $12,626   $13,564   $10,898
                                                   =======      =======         =======   =======   =======   =======   =======

  Ratio of earnings to fixed charges                   1.4          1.3             1.3       1.5       1.6       1.4       1.4


Ratio of Earnings to Fixed Charges and
    Preferred Stock Dividends

  Earnings:
       Income before income taxes (1)              $ 1,347      $ 1,700         $ 5,734   $ 8,554   $ 7,756   $ 5,405   $ 4,274
       Add:  Fixed charges, net                      2,980        6,219          20,891    18,306    12,598    13,544    10,898
                                                   -------      -------         -------   -------   -------   -------   -------
           Income before income taxes and
               fixed charges, net                  $ 4,327      $ 7,919         $26,625   $26,860   $20,354   $18,949   $15,172
                                                   =======      =======         =======   =======   =======   =======   =======

  Fixed Charges:
       Total interest expense                      $ 2,936      $ 6,175         $20,755   $18,155   $12,487   $13,444   $10,806
       Interest factor in rents                         44           47             162       154       111       100        92
       Dividends on preferred securities
           issued by subsidiaries                       22            7              50        28        28        20        --
       Preferred stock dividends                        --           14              50        56        72        87       110
                                                   -------      -------         -------   -------   -------   -------   -------
             Total fixed charges and preferred
                  stock dividends                  $ 3,002      $ 6,243         $21,017   $18,393   $12,698   $13,651   $11,008
                                                   =======      =======         =======   =======   =======   =======   =======

  Ratio of earnings to fixed charges and
      preferred stock dividends                        1.4          1.3             1.3       1.5       1.6       1.4       1.4


(1) 2001 income before income taxes does not include an extraordinary item or cumulative effect of accounting change. 1998 income before income taxes does not include a cumulative effect of accounting change.


     "Earnings" consist of income before income taxes and fixed charges, less dividends on preferred securities issued by subsidiaries. "Fixed charges" consist of interest costs, including interest on deposits, and that portion of rent expense estimated to be representative of the interest factor. The preferred stock dividend amounts represent pre-tax earning required to cover dividends on preferred stock.